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                                                                  Exhibit 10.12

October 6, 1999

Ralph O. Cognac
109 Chippendale Court
Los Gatos, CA 95032

Dear Ralph,

We have enjoyed talking with you and feel that your abilities and interests are a good match with the needs of Integrated Telecom Express, Inc. ("ITeX"). We are pleased to offer you the position of Vice President of World Wide Sales commencing October 7, 1999.

If you accept our offer, your starting salary for this position will be $175,000 per year. You will also be eligible to participate in the management incentive plan after it is finalized later this year. Additionally, health and dental/vision insurance plans are available starting on the first day of the calendar month following your date of hire.

Subject to approval by ITeX's Board of Directors, you will be granted options to purchase 250,000 shares of the common stock of ITeX at a price to be decided by the Board.

Conditional upon your continued employment by ITeX during the period concerned, you will also receive or have the potential to receive the following specific incentive compensation: (1) a pro-rated guaranteed $25,000 cash bonus for Q4/99; (2) a guaranteed $25,000 cash bonus for Q1/00; (3) a cash bonus of 2.50% of sales revenue in excess of plan for each of Q2/00, Q3/00 and Q4/00 with a total cumulative cash bonus cap for all three quarters of $250,000; (4) a cash bonus of $50,000 or 25,000 options (your choice, subject to approval by and at a price determined by the ITeX Board in the case of options) upon achieving an Intel DSL-Link design win acceptable to the ITeX CEO; and (5) a grant of 25,000 options if ITeX meets its full-year 2000 sales plan.

All options are to vest over a four-year period commencing with the date of hire in accordance with the following schedule. 20% of the shares shall vest on the first anniversary of your date of hire; 2 1/12% of the shares shall vest at the end of each of the 13th through 24th months, and the 37th through 48th months following your date of hire; 2 1/2% of the shares shall vest at the end of the 25th through 36th months following your date of hire. Should you leave ITeX during the vesting period, your options will cease to accrue, as more fully described in ITeX's option plan and agreement.

By countersigning this letter, you accept our offer and confirm that (i) you are not a party to any employment agreement or other contract or arrangement which prohibits your full time employment with ITeX, (ii) you will not disclose any trade secret or confidential information of any third party to ITeX, and
(iii) you do not know of any conflict which would restrict your employment with ITeX.

By accepting a position with ITeX, you acknowledge that your employment is on an at-will basis and for an unspecified duration. Neither this offer letter nor any policy or procedure of ITeX nor any verbal representations shall confer any right to continuing employment. Either ITeX or you may terminate your employment relationship at any time, with or without cause. You further understand that neither job performance, promotions, accommodations, bonuses nor anything else shall imply an obligation on the part of ITeX to continue your employment.

If you have any questions concerning this offer, please contact Janet Chen immediately at (408) 980-8689 ext. 208. If you accept our offer, please sign this offer letter where indicated and return it to Janet Chen or fax it to her private fax number (408) 980-9214 by October 11. This offer will expire of its own accord if it is not accepted in writing by 5pm on October 11, 1999.

We look forward to having you join the ITeX team.

Very truly yours,

Integrated Telecom Express, Inc.

/s/ Rich Forte
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Rich Forte, President and CEO               /s/  Ralph Cognac
                                            ---------------------------
                                            Accepted and agreed
                                            By: Ralph Cognac